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FOR IMMEDIATE RELEASE                 Contact:  Wayne Robison
                                                New World Pasta
                                                717.526.2286
                                                wrobison@nwpasta.com

                    NEW WORLD PASTA BUYS BORDEN PASTA BRANDS
                      AND PLANTS IN U.S., CANADA AND ITALY

Harrisburg, PA (July 30, 2001) - New World Pasta, a leading U.S. manufacturer and marketer of pasta, today announced that it has acquired the remaining pasta businesses of the Borden Pasta Group from Borden Foods Corporation. The acquisition includes Borden's remaining pasta brands and its pasta production facilities in the U.S., along with its pasta brands and operations in Canada and Italy. The acquisition specifically includes:

     . CREAMETTE(R), PRINCE(R)and five other pasta brands in the U.S., along with manufacturing facilities in St. Louis, MO and Chicago, IL

     . CATELLI(R)and LANCIA(R)pasta brands in Canada and manufacturing facilities in Montreal, Quebec and Lethbridge, Alberta

     . ALBADORO and MONDER(R)pasta brands and two manufacturing facilities in Italy

     "The addition of these brands closes key distribution gaps for New World Pasta and allows us to expand our consumer-focused marketing, which will fuel our long-term growth," said John Denton, New World Pasta Chairman and Chief Executive Officer. "In the U.S., the combination of Borden's manufacturing and distribution system with that of New World Pasta will create a world class supply chain network capable of meeting the needs of every customer in all trade channels - retail, food service and industrial.

     This network will allow us to reduce our overall cost structure to one of the lowest in the industry so that we may compete effectively with other manufacturers and continue to provide our customers with the highest level of quality and service within the shortest lead time. Additionally, this acquisition makes us an international player, with combined revenues in excess of $500 million."

     New World acquired the stock of Borden's U.S., Canadian and Italian pasta subsidiaries for $43.1 million in cash. The businesses acquired generate approximately $210 million in worldwide sales.

     "I am pleased with the support and funding we received from our shareholders, led by Joseph Littlejohn & Levy," added Denton. "As a result of this transaction, we have dramatically improved our balance sheet and are positioned to accomplish our financial objectives in the future."

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New World Pasta Company is a manufacturer and distributor of dry pasta to the retail, food service and industrial markets in the United States.